Exhibit 10.1

[EXECUTION COPY]

CREDIT AGREEMENT

AMONG

AAR CORP.
AS THE PARENT GUARANTOR

AND

AAR CANADA HOLDINGS ULC
AS BORROWER

AND

CANADIAN IMPERIAL BANK OF COMMERCE
AS LENDER

DATED AS OF OCTOBER 18, 2017

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Schedule “A”	Definitions

Schedule “B”	Compliance Certificate

Schedule “C”	Conversion Request

Schedule “D”	Draw Request

Schedule “E”	Relevant Margin

Schedule “F”	Repayment Notice

THIS CREDIT AGREEMENT dated as of October 18, 2017.

AMONG:	AAR CORP., as Parent Guarantor;

AND:	AAR CANADA HOLDINGS ULC, as Borrower;

AND:	CANADIAN IMPERIAL BANK OF COMMERCE, as Lender;

WITNESSETH:

WHEREAS the Borrower wishes to borrow certain monies from the Lender and the Lender is prepared to lend such monies to the Borrower upon the terms and subject to the conditions herein contained;

NOW THEREFORE in consideration of the premises, the mutual covenants contained herein and for other consideration, the receipt and sufficiency of which are acknowledged, the parties hereto have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1                               General Definitions

The capitalized words and expressions, wherever used in this Agreement or in any agreement ancillary hereto, unless there be something in the subject or the context inconsistent therewith, shall have the meaning ascribed thereto in Schedule “A”.

1.2                               References to Agreements

Each reference in this Agreement to any agreement (including this Agreement and any other defined term that is an agreement) shall be construed so as to include such agreement (including any attached schedules) and each amendment, supplement, amendment and restatement, novation and other modification made to it at or before the time in question. The terms “this Agreement”, “this Credit Agreement”, “hereof”, “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section, subsection, paragraph, subparagraph, clause or other portion of this agreement.

1.3                               Reference to Statutes

Each reference in this Agreement to any code, statute, regulation, official interpretation, directive or other legislative enactment of any Canadian or foreign jurisdiction (including any political subdivision thereof) shall, unless otherwise expressly stated or indicated by the context, be construed so as to include such code, statute, regulation, official interpretation, directive or enactment, as amended, re-enacted, re-issued or replaced from time to time.

1.4                               Headings, etc.

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5                               Number and Gender

In this Agreement, words in the singular (including defined terms) include the plural and vice versa (the necessary changes being made to fit the context) and words in one gender include all genders.

1.6                               Accounting Principles

Unless otherwise specifically defined or used herein, all accounting terms used in this Credit Agreement shall be interpreted, and all accounting determinations and computations (including definitions) shall be made in accordance with GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Parent Guarantor’s audited Financial Statements.

ARTICLE 2

THE CREDIT FACILITY

2.1                               Term Facility

The Lender agrees, upon the terms and subject to the conditions of this Agreement, to make a term loan (the “Term Facility” or the “Facility”) to the Borrower, in a principal amount of up to but not exceeding CDN$31,000,000.

2.2                               Purpose of Facility

The single Advance under the Term Facility shall be used by the Borrower exclusively for the purpose of financing or refinancing, as the case may be, the Premier Aviation Acquisition and for related corporate purposes.

2.3                               Availability

2.3.1                                             Save and except for the purposes of conversions and continuations permitted under Article 5, any repayment of the Term Facility may not be reborrowed.

2.3.2                                             Where under any of the terms hereof, the Term Facility is cancelled, reduced or terminated, the same may not subsequently be increased, with any such cancellation, reduction or termination thereof being permanent.

2.3.3                                             Upon delivery to the Lender of an irrevocable Draw Request, the Borrower shall have the right to draw down up to the whole Term Facility on the Closing Date by way of a single Advance, provided that any unused portion of the Term Facility after the Closing Date will cease to be available.

2.3.4                                             The Term Facility is available in Canadian Dollars, by way of a Prime Rate Loan or the issuance of BAs.

2.4                               Repayments

The Borrower hereby binds and obliges itself to repay in full on the last day of the Term Period the outstanding principal amount of the Loan under the Term Facility, together with any other amount in interest, fees and accessories, in each case, then due and payable pursuant to the Loan Documents.  The Loan shall not amortize.

2.5                               Voluntary Repayments

2.5.1                                             The Borrower may voluntarily repay in advance the whole or any part of the Loan under the Term Facility, without prepayment premium or penalty.

2.5.2                                             The Borrower shall issue a Repayment Notice not later than three (3) Business Days prior to any such repayment of the Term Facility. Once delivered, no Repayment Notice may be revoked by the Borrower.

2.5.3                                             Where such repayment is for less than the whole of the Term Facility, then such repayment must be for at least CDN$5,000,000 and in whole multiples of CDN$1,000,000.

2.6                               Revolver Security Event Offer

2.6.1                                             Within 30 days following the occurrence of any Revolver Security Event that is then continuing, the Borrower shall provide a written notice to the Lender containing the following information (such notice, a “Revolver Security Event Offer”):

(A)                               that a Revolver Security Event has occurred and that such Lender has the right to require the Borrower to either (i) repay in full such Lender’s Loans at a prepayment price in cash equal to 100% of the outstanding principal amount thereof, together with any other amount in interest, fees and accessories, in each case then due and payable pursuant to the Loan Documents, but net of such portion of the up-front fee paid pursuant to Section 6.1 which corresponds, rateably, to the then remaining period of the Term Period (the “Prepayment Option), or (ii) grant in favour of the Lender first-ranking security over assets of the Borrower to secure the Obligations (the “Security Option”);

(B)                               with respect to the Prepayment Option, the date of prepayment (the “Prepayment Date”) (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(C)                               a statement that any Lender wishing to exercise either the Prepayment Option or the Security Option must comply with Section 2.6.2.

2.6.2                                             In order to accept any Revolver Security Event Offer, the Lender shall notify the Borrower in writing at its address for notices contained in this Agreement prior to 12:00 noon, Montréal time, on the Business Day next preceding the Prepayment Date with respect to such Revolver Security Event Offer (the “Election Time”) of such Lender’s election to either exercise (i) the Prepayment Option, or (ii) the Security Option. Subject only to the provisions of Section 2.6.5, such Lender’s election shall be at the Lender’s sole and absolute discretion.

2.6.3                                             If the Lender has elected to exercise the Prepayment Option, then prior to 1:00 p.m., Montréal time, on the Prepayment Date the Borrower shall pay to the Lender the aggregate amount payable pursuant to Section 2.6.1(A)(i).

2.6.4                                             If the Lender has elected to exercise the Security Option, then, by not later than the 45th day following the Election Time, the Borrower (i) shall have entered into such agreements, instruments or documents with the Lender documents which,  and taken such actions required to, create, grant and perfect the security contemplated by Section 2.6.1(A)(ii), and (ii) shall have delivered to the Lender all customary corporate certificates, title reports or title insurance, as the case may be, and legal opinions in respect thereto, in form and substance reasonably satisfactory to the Lender.

2.6.5                                             Notwithstanding anything above to the contrary, in the event that (i) the Borrower is contractually unable to grant security pursuant to the Security Option because of the terms of any financing of the Parent Guarantor replacing, refinancing or supplementing the US Syndicated Credit Agreement, or (ii) the assets of the Borrower available to be pledged pursuant to Sections 2.6.1(A)(ii) and 2.6.4. are not reasonably satisfactory to the Lender, then the Revolver Security Event Offer shall be limited to the Prepayment Option hereinabove contemplated.

ARTICLE 3

PRIME RATE LOAN

3.1                               Request for a Prime Rate Loan

The Draw Request or any Conversion Request pursuant to which an Advance is requested by way of Prime Rate Loan shall be delivered at the latest by 11:00 A.M. (Montréal time) on the

Business Day immediately preceding the proposed Borrowing Date and shall specify the following information:

3.1.1                                             the proposed Borrowing Date which must be a Business Day; and

3.1.2                                             the aggregate principal amount requested to be advanced. Such aggregate principal amount must be at least CDN$5,000,000 and a whole multiple of CDN$1,000,000.

3.2                               Interest on Prime Rate Basis

The Borrower shall pay the Lender interest on any Prime Rate Loan at an annual rate during the period in which such loan is outstanding equal to the Prime Rate at the close of business on each day during such period plus the then applicable Relevant Margin.

3.3                               Computation of Interest

3.3.1                                             Interest in respect of any Prime Rate Loan shall be computed on the basis of a 365 day year for the actual number of days elapsed.

3.3.2                                             Interest on any Prime Rate Loan shall accrue on the daily outstanding balance of such Prime Rate Loan from and including the date it is advanced until, but excluding, the date it is repaid in full.

3.3.3                                             Interest in respect of any Prime Rate Loan shall be compounded monthly on the Interest Payment Date.

3.4                               Payment of Interest

Interest in respect of any Prime Rate Loan is payable in arrears on the applicable Interest Payment Date, with interest on all overdue interest at the rate applicable to principal during the period in which it remains unpaid, plus 2%, computed daily, compounded monthly on the applicable Interest Payment Date, such overdue interest being payable upon the demand of the Lender. Interest payable on any Prime Rate Loan shall be payable both before and after demand, default and judgment at the applicable rate set forth herein.

3.5                               Interest on Loan Generally

Where no specific provision for interest on any amount outstanding and payable by the Borrower is made in this Agreement, interest thereon shall be computed and payable on a Prime Rate Basis.

3.6                               Annual Equivalents

The annual rate to which is equivalent the rate determined in accordance with the provisions of subsection 3.3.1 is the following rate: (the quoted rate) x (number of days in the year) ÷ 365 = % per annum.

ARTICLE 4

BANKER’S ACCEPTANCES

4.1                               Requests for the Issuance of BAs

The Draw Request or any Conversion Request pursuant to which the Borrower requests an issue of BAs shall be delivered to the Lender by 12:00 P.M. (Montréal time) at least two (2) Business Days prior to the proposed Issuance Date and shall specify the following information:

4.1.1                                             the Selected Period during which it desires such issue of BAs to be outstanding. Such Selected Period must be of one, two, three or six months or such other period as may be acceptable to the Lender, in its discretion;

4.1.2                                             the aggregate face amount of such issue of BAs. Such aggregate face amount must be at least CDN$5,000,000 and a whole multiple of CDN$1,000,000;

4.1.3                                             the proposed Issuance Date which must be a Business Day falling during the Term Period; and

4.1.4                                             the Selected Maturity Date which must be a Business Day falling during the Term Period.

4.2                               Stamping Fee

4.2.1                                             In connection with and in consideration for the acceptance by the Lender of BAs, a Stamping Fee shall be deducted from the Discounted Proceeds equal to the product resulting from multiplying the face amount of each BA so accepted by the Lender by a fraction, the numerator of which shall consist of the product resulting from multiplying the Relevant Margin by the number of days in the Selected Period applicable to such BA and the denominator of which shall consist of 365;

4.2.2                                             In payment of the Stamping Fee payable in connection with any BA, the Lender shall retain from the Discounted Proceeds relating to such BA an amount equal to such Stamping Fee.

4.3                               Lender to Discount BAs

4.3.1                                             The Lender hereby agrees to purchase the BAs accepted by it under the terms hereof on the Issuance Date of such BAs for an amount equal to the Discounted Proceeds of such BAs;

4.3.2                                             Any BA so purchased by the Lender may be held by it for its own account or sold or traded in (i) the money market, either directly or through securities brokers or dealers, in accordance with such arrangements as the Lender may consider appropriate to make or (ii) a clearing house within the meaning of the Depository Bills and Notes Act (Canada).

4.4                               Payment of BAs

On each Selected Maturity Date, the Borrower shall pay the face amount of all BAs maturing on such date. Where the Borrower fails to make such payment, the Borrower shall be deemed to have requested that portion of the BA Liability corresponding to the BAs then maturing to be converted on such Selected Maturity Date into a Prime Rate Loan.

4.5                               Waiver

The Borrower shall not claim from the Lender any days of grace for the payment at maturity of any BA issued and accepted by the Lender. Furthermore, the Borrower waives any defence to payment which might otherwise exist if for any reason a BA issued hereunder shall be held by or for the account of the Lender in its own right at the maturity thereof.

4.6                               Power of Attorney to Sign Drafts

In order to facilitate the issuance of BAs hereunder, the Borrower hereby authorizes the Lender, acting reasonably, to sign, endorse and complete BAs on its behalf in handwritten or by facsimile or mechanical signature or otherwise and once so signed, endorsed and completed, to purchase, discount and negotiate same or, as the case may be, deposit same in a clearing house as contemplated in the Depositary Bills and Notes Act (Canada), the whole as and when deemed necessary by the Lender for all purposes of this Article 4. The Lender shall (i) maintain a record with respect to any BA completed in accordance with this Section 4.6, voided by it for any reason, accepted and purchased or purchased, and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by Applicable Law which apply to the Lender and make such records available to the Borrower.  On request by the Borrower, the Lender shall cancel and return to the possession of the Borrower all BAs which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by the Lender.

Neither the Lender nor any of its directors, officers, employees or representatives shall be liable for any action taken or omitted to be taken by it or them under this Article 4, except for its (his) or their own intentional or gross fault or wilful misconduct. The foregoing appointment will cease to be effective three Business Days following receipt by the Lender of a notice from the Borrower revoking such appointment provided that any such revocation will not affect BAs previously executed and delivered by the Lender pursuant to such appointment.

ARTICLE 5

CONVERSIONS AND ROLLOVERS

5.1                               Request for Conversions

The Borrower may request the Lender to convert all or any portion of any Type of Advance under the Term Facility into another Type or to rollover any such Type into the same Type, by delivering to the Lender a Conversion Request within the delays herein contemplated. Any Conversion Request delivered on any Business Day after the time by which it is required hereunder to be delivered, shall be deemed to have been received the next following Business Day.

5.2                               Conversion or Rollover

On the relevant Conversion Date, the Borrower shall, without creating novation, repay such portion of the Type of Advance that it desires be converted or rolled-over and shall be deemed to have requested a Drawdown in the amount, the currency and the Type of Advance into which it desires to convert or rollover.

The provisions of this Agreement relating to Drawdowns shall apply mutatis mutandis to any such Advance requested by way of conversion or rollover.

5.3                               Requirements for Conversions or Rollovers

Any conversion or rollover requested pursuant to Section 5.1:

5.3.1                                             of the BA Liability may only be made on the relevant Selected Maturity Date; and

5.3.2                                             of the Prime Rate Loan may only be made on a Business Day.

Save as otherwise herein provided, while a Default has occurred and is continuing, a conversion into, or rollover of, BAs may only be effected on the relevant Conversion Date with the consent of the Lender. Once delivered, no Conversion Request may subsequently be revoked or withdrawn by the Borrower.

ARTICLE 6

FEES

6.1                               Up-Front Fee

The Borrower hereby covenants and agrees to pay to the Lender a non-refundable one time up-front fee equal to 0.40% of the aggregate amount of the Term Facility on the Closing Date. The up-front fee is deemed fully earned on the day the Loan is advanced hereunder and is not refundable, in whole or in part, under any circumstances.

ARTICLE 7

MANNER OF PAYMENTS

7.1                               Currency of Payments

All payments or repayments, as the case may be, of any amount hereunder shall be made in Canadian Dollars only.

7.2                               Application of Payments

7.2.1                                             Except as otherwise expressly provided herein, each payment of principal and interest or other amounts due in respect of the Loan shall be applied, first, to the payment of any amount (other than the principal of or interest on the Loan) due in respect of the Loan, second, to the payment of interest on the Loan (as well as any interest on overdue principal and, to the extent permitted by law, interest and other amounts payable in respect thereof) then due, and third, the balance, if any, remaining thereafter, to the payment of the principal of the Loan remaining.

7.3                               Payment on Any Business Day by 3:00 P.M. (Montréal time)

All amounts due to the Lender from the Borrower hereunder shall be payable by the Borrower in Canadian Dollars in immediately available funds to the Lender by wire transfer to:  CIBC Branch 00001, 1155 Rene-Levesque West Blvd., Montreal, Quebec, H3B 3Z4, Swift Code: CIBCCATT, Bank ID: 0010 or to such other account as is specified by the Lender no later than 12:30 P.M., New York City time, on the due date therefor (the “Lender Account”).  Whenever any payment or repayment falls due on a day which is not a Business Day, such payment or repayment shall be made on the next following Business Day. Furthermore, any amount received after 3:00 P.M. (Montréal time) on any Business Day shall be applied to the appropriate payment or repayment which was required to be made on such Business Day, on the next following Business Day. Until so applied, interest shall continue to accrue as provided in this Agreement on the amount of such payment or repayment.

ARTICLE 8

GUARANTEES

8.1                               Guarantees

To secure the due payment and performance of the Obligations, the Parent Guarantor shall:

8.1.1                                             jointly and severally guarantee the Obligations; and

8.1.2                                             cause each of its Subsidiaries (other than the Borrower) that is required to become a party to the Guarantee pursuant to Section 8.2 to jointly and severally guarantee the Obligations;

in all cases, pursuant to the Guarantee.

8.2                               Maintenance of Guarantors

If and for so long as any Subsidiary of the Parent Guarantor shall be a guarantor under or pursuant to the US Syndicated Credit Agreement, such Subsidiary shall concurrently be a party to the Guarantee.

ARTICLE 9

CONDITIONS PRECEDENT

9.1                               Conditions Precedent

No Advance shall be made by the Lender hereunder until the following conditions precedent shall have been met to the satisfaction of the Lender or, as the case may be, waived by the Lender:

9.1.1                                             the Lender shall have received true and complete copies of the constitutive documents, charter, by-laws, resolutions, certificates of incumbency and certificate of attestation or its equivalent from the jurisdiction of incorporation or organization of each of the Loan Parties;

9.1.2                                             a favorable opinion of Stikeman Elliott LLP, Canadian counsel to the Loan Parties, addressed to the Lender, in form and substance reasonably satisfactory to the Lender;

9.1.3                                             an opinion of Borrower’s Legal Department, addressed to the Lender, in form and substance reasonably satisfactory to the Lender; and

9.1.4                                             the fees set forth in Article 6 shall have been paid to the Lender.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

To induce the Lender to make the Term Facility available to the Borrower, the Parent Guarantor and the Borrower jointly and severally represent and warrant to and in favour of the Lender as follows:

10.1                        Existence

Each Loan Party is a corporation or limited partnership or other legal person duly and validly incorporated or formed, organized, existing and in good standing under the Laws of its jurisdiction of organization, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

10.2                        Authority and Enforceability

Each Loan Party is duly authorized to execute and deliver each Loan Document to which such Person is a party and perform its obligations under each Loan Document to which it is a party.  The Borrower is duly authorized to borrow monies hereunder.  The execution, delivery and performance by the Borrower and each other Loan Party of each Loan Document to which such Person is a party, and the borrowing by the Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect) or which the failure to so obtain could not reasonably be expected to have a Material Adverse Effect, (b) conflict with (i) any provision of law, (ii) the Organization Documents or material agreements disclosed in the Borrower’s most recent filing with the SEC on Form 10-K or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party (other than Liens, if any, created pursuant to the Loan Documents).  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto and is, or when so delivered will be, the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

10.3                        Absence of Litigation

Except as disclosed in the Parent Guarantor’s most recent Annual Report on Form 10-K or any subsequent report filed by Parent Guarantor on Form 10-Q or Form 8-K with the SEC, in all cases, prior to the date of this Agreement, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against the Borrower or any other Loan Party which could reasonably be expected to have a Material Adverse Effect.

10.4                        Financial Statements

The audited Financial Statements of the Parent Guarantor for its most recent fiscal year, copies of which have been delivered to the Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Parent Guarantor and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

10.5                        Accuracy of Information

All material information furnished by any Loan Party to the Lender in writing pursuant to this Agreement is and will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by any Loan Party are based on good faith estimates and assumptions believed by such Loan Party to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

10.6                        No Material Adverse Change

Since the date of the most recent audited consolidated Financial Statements of the Parent Guarantor furnished to the Lender prior to the Closing Date, there has been no change in the financial condition, operations, assets, business or properties of the Loan Parties, taken as a whole, that has had or could reasonably be expected to have a Material Adverse Effect.

10.7                        Compliance with Laws

Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party to its knowledge is currently in compliance with all applicable statues, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.  Each Loan Party has timely filed or caused to be filed all Tax returns and reports required by law to have been filed by it and has paid or caused to be paid all Taxes due and payable with respect to such returns, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the filing or amount of which is not individually or in the aggregate Material.

10.8                        No Default

No Default has occurred which has not been disclosed to the Lender and either remedied (or otherwise ceased to be continuing) or expressly waived by the Lender in writing.

10.9                        Repetition of Representations and Warranties

The representations and warranties made under this Agreement (other than the representations and warranties set forth in Sections 10.3 and 10.6) shall be deemed to be repeated by the Parent Guarantor and the Borrower on each Borrowing Date (other than in connection with any rollover, or any conversion into a Prime Rate Loan) by reference to the facts and circumstances then existing, it being understood that to the extent such representations and warranties relate to a specifically identified earlier date they shall be true and correct as of such earlier date.

ARTICLE 11

GENERAL COVENANTS

So long as the Loan or any other amount payable hereunder is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Lender shall otherwise consent in writing, the Parent Guarantor and the Borrower jointly and severally covenant and agree that:

11.1                        Preservation of Existence, etc.

Each Loan Party will (i) except as permitted by the US Syndicated Credit Agreement, preserve and maintain its existence, and (ii) qualify and remain qualified to the extent required by Applicable Law and authorized to do business in each jurisdiction where the nature of its business makes such qualification necessary except, in all cases contemplated in this clause (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

11.2                        Business, Compliance with Applicable Law

Each Loan Party will comply with Applicable Law except where non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.

11.3                        Insurance

The Borrower will maintain with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.

11.4                        Visits and Inspections

Upon prior reasonable written notice, each Loan Party shall permit representatives of the Lender to visit and inspect its properties during normal business hours and to make reasonable examinations of the books of account, records, reports and other papers of the Loan Parties and to take copies and extracts therefrom.

11.5                        Payment of Legal and Other Fees and Disbursements

The Borrower covenants to pay upon demand all reasonable out of pocket costs and expenses incurred from time to time by the Lender (including the reasonable fees, charges and disbursements of counsel), in connection with:

11.5.1                                      the negotiation, preparation and delivery of the Loan Documents, as well as any amendment, restatement or supplemental thereto; and

11.5.2                                      the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

11.6                        Most Favoured Lenders Clause

If the Parent Guarantor shall amend or restate the US Syndicated Credit Agreement in such a way that (i) the financial covenants therein contained shall become in any way more restrictive upon the Parent Guarantor than the financial covenants contained in Section 13.2, (ii) the maturity date therein contemplated shall be shortened to a date which is earlier than November 1, 2021, or (iii) the Applicable Rate pricing grid therein contained shall become more favourable to the lenders thereunder than the Relevant Margin herein contained (each, a “More Favourable Provision”), then, in any such case, each such More Favourable Provision shall thereupon be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full (provided that the Relevant Margin shall at all times be no greater than 25 bps higher than the Applicable Rate set forth from time to time in the US Syndicated Credit Agreement, and in the event of any amendment or restatement of the US Syndicated Credit Agreement that results in a lower pricing grid thereunder, the Relevant Margin herein contained shall be automatically adjusted downward in an amount sufficient to cause the Relevant Margin to be no greater than 25 bps higher than such Applicable Rate). Promptly and in any event within 10 Business Days after any such incorporation by reference, the Borrower shall notify the Lender of such occurrence in writing.  Thereafter, upon the request of the Lender, the Parent Guarantor and the Borrower shall execute and deliver an instrument, in form and substance satisfactory to the parties hereto, modifying this Agreement by incorporating herein any such More Favourable Provision.

ARTICLE 12

INFORMATION COVENANTS

So long as the Loan or any other amount payable hereunder is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Lender shall otherwise consent in writing, the Parent Guarantor and the Borrower jointly and severally covenant and agree that:

12.1                        Quarterly Financial Statements and Information

12.1.1                                      Within 45 days after the end of the first three fiscal quarters in each of the fiscal years of the Parent Guarantor, and within 90 days after the end of the fourth fiscal quarter in each of the fiscal years of the Parent Guarantor, the Borrower shall furnish to the Lender, by electronic mail, one (1) copy of the management prepared Financial Statements of the Borrower on an unconsolidated basis, setting forth, in comparative form, the figures for the corresponding period of the previous fiscal year (provided that, such Financial Statements of the Borrower shall not be required to include any related statement of cash flows for the related period);

12.1.2                                      Within 45 days after the end of the first three fiscal quarters in each of the fiscal years of the Parent Guarantor, the Parent Guarantor shall furnish to the Lender, by electronic mail, one (1) copy of the management prepared Financial Statements of the Parent Guarantor on a consolidated basis, setting forth, in comparative form, the figures for the corresponding period of the previous fiscal year; and

12.1.3                                      Within 45 days after the end of the first three fiscal quarters in each of the fiscal years of the Parent Guarantor, the Parent Guarantor and the Borrower shall furnish to the Lender, by electronic mail, one (1) copy of, a Compliance Certificate.

12.2                        Annual Financial Statements and Information

Within 90 days after the end of each fiscal year of the Parent Guarantor, the Parent Guarantor shall furnish to the Lender, by electronic mail, one (1) copy of:

12.2.1                                      the Financial Statements of the Parent Guarantor, on a consolidated basis, for such fiscal year, provided that (i) such Financial Statements shall be audited by a firm of independent accountants of recognized standing and accompanied by an opinion of such accountants to the effect that such Financial Statements present fairly in all material respects the consolidated financial position of the Parent Guarantor as at the end of such fiscal year, and (ii) all such Financial Statements shall set forth in comparative form, the figures for the previous fiscal year; and

12.2.2                                      a Compliance Certificate.

12.3                        Projections

No later than 60 days after the beginning of each fiscal year of the Parent Guarantor, provided that financial projections have been approved by the board of directors of the Parent Guarantor for such fiscal year, the financial projections of the Loan Parties for such fiscal year, with each set of financial projections to be prepared and delivered in the form approved by the board of directors of the Parent Guarantor.

12.4                        Other Information

The Parent Guarantor and the Borrower shall furnish to the Lender from time to time all available data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, results of operations or business prospects of any Loan Party reasonably requested by the Lender, promptly after such request.

12.5                        Notice of Default

The Parent Guarantor and the Borrower shall furnish to the Lender prompt notice of any Default after any Responsible Officer has become aware thereof and has made a reasonable determination with respect thereto (which notice shall in any event be given within 10 Business Days after any Responsible Officer has become aware thereof).

ARTICLE 13

NEGATIVE COVENANTS

So long as the Loan or any other amount payable hereunder is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Lender shall otherwise consent in writing, each of the Parent Guarantor and the Borrower jointly and severally covenant that:

13.1                        Negative Covenants in the US Syndicated Credit Agreement

The Parent Guarantor shall comply, and shall cause each other Loan Party that is a party to the US Syndicated Credit Agreement to comply, with each of the negative covenants found in Article VII of the US Syndicated Credit Agreement (other than Section 7.13 thereof) that are directly applicable to the Parent Guarantor or such other Loan Party, as the case may be, which covenants (together with all underlying definitions found in the US Syndicated Credit Agreement) shall be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if set forth herein in full and made directly to, and in favour of, the Lender.

13.2                        Financial Covenants

The Parent Guarantor will not permit:

13.2.1                                      the Interest Coverage Ratio for any Computation Period to be less than 3.00 to 1.00; and

13.2.2                                      the Adjusted Total Debt to EBITDA Ratio for any Computation Period to be greater than 3.50 to 1.00.

ARTICLE 14

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default (each such event being herein referred to as an “Event of Default”):

14.1                        Non-Payment

The Borrower fails to pay, when due, any amount of principal owed by it and outstanding hereunder, or fails to pay interest, fees and accessories outstanding hereunder and in the case of such a Default, as it relates to the failure to make payment of interest, fees or accessories, such Default shall not be remedied within five (5) Business Days after the Borrower shall have received notice of the amount due.

14.2                        Misrepresentation

Any representation or warranty made or deemed made by any Loan Party hereunder is found to have been, when made or deemed made, either incorrect or inaccurate in any material respect.

14.3                        Ratio

The Parent Guarantor fails to maintain any financial covenants in accordance with Section 13.2.

14.4                        Negative Covenants

Any Loan Party fails to comply with any provision of Section 11.1, 12.5 or 13.1 (other than where such failure to comply arises as a result of a breach of Section 7.07, 7.08, 7.09, 7.10, 7.11 or 7.12 of the US Syndicated Credit Agreement (as set forth in this Agreement pursuant to Section 13.1 hereof)).

14.5                        Breach of Other Covenants

Any Loan Party fails to perform or comply with any provision or obligation (other than those specifically referred to in the other Sections of this Article) contained herein and such failure continues unremedied for a period of 30 days following the earlier of (i) the issuance to the Borrower and the Parent Guarantor by the Lender of notice thereof, and (ii) the date on which the Borrower has knowledge of such Default.

14.6                        Cross-Default

Any Loan Party is in default with respect to any Indebtedness (other than amounts due to the Lender hereunder) having an aggregate principal amount in excess of $20,000,000 (or, if applicable, the equivalent thereof in other currencies) and such default shall (i) consist of the failure to pay such Indebtedness when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Indebtedness or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable (or require such Loan Party to purchase or redeem such Indebtedness or post cash collateral in respect thereof) prior to its expressed maturity.

14.7                        Insolvency

An Insolvency Event shall have occurred with respect to any Loan Party.

14.8                        Unsatisfied Awards

One or more final Awards for the payment of money are rendered by a competent tribunal against the Borrower in an aggregate amount in excess of $20,000,000 and any such Award shall not be vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

14.9                        Change in Control

A Change in Control occurs.

ARTICLE 15

REMEDIES

15.1                        Termination and Acceleration

If an Event of Default shall have occurred and be continuing, the Lender may do any one or more of the following:

15.1.1                                      declare the whole or any item or part of the Term Facility to be cancelled, terminated or reduced, whereupon the Lender shall not be required to make any further Advance hereunder in respect of such portion of the Term Facility cancelled, terminated or reduced;

15.1.2                                      accelerate the maturity of all or any item or part of the Loan and declare it to be immediately due and payable, whereupon it shall be so accelerated and become so due and payable, including, without limitation, for greater certainty, any BA Liability, notwithstanding that any holder of any outstanding BA shall not have demanded payment or shall not then be entitled to do so;

15.1.3                                      suspend any rights of the Borrower hereunder, whereupon such rights shall be so suspended; and

15.1.4                                      take any other action, commence any other suit, action or proceeding or exercise such other rights as may be permitted by Applicable Law (whether or not provided for hereunder) at such times and in such manner as the Lender may consider expedient, all without any additional notice, demand, presentment for payment, protest, noting of protest, dishonour, notice of dishonour or any other action being required other than those required by Law. If an Event of Default referred to in Section 14.7 occurs, the Term Facility shall immediately and automatically be cancelled and the Loan shall be accelerated and become immediately and automatically due and payable without any action on the part of the Lender being required.

15.2                        Compensation and Set-Off

15.2.1                                      In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, after the occurrence of an Event of Default which is continuing, the Lender is hereby authorized by the Borrower, at any time and from time to time, subject to the Lender giving reasonable notice to the Borrower, to subsequently effect compensation, to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured), and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lender hereunder, irrespective of whether or not the Lender shall have made any demand hereunder or shall have declared the Loan to be due and payable as permitted hereunder and although said obligations and liabilities, or any of them, shall be contingent or unmatured. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

15.2.2                                      For the purposes of the application of this Section, the Borrower and the Lender agree that the benefit of any term applicable to any Lender’s deposit, credit indebtedness, liability or obligation referred to in this Section shall be lost immediately before the time when the Lender shall exercise its rights under this Section in respect of such deposit, credit indebtedness, liability or obligation of the Lender.

15.2.3                                      If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 15.2.3 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 15.2.3 being hereinafter in this Section 15.2.3 referred to as the “Judgment Conversion Date”).

15.2.4                                      If, in the case of any proceeding in the court of any jurisdiction referred to in Section 15.2.3, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this Section 15.2.4 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents

15.2.5                                      The term “rate of exchange” in this Section 15.2 means the rate of exchange at which the Lender, on the relevant date at or about 12:00 noon (Ontario time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

15.3                        Notices

Save as otherwise expressly provided for herein, no notice of any kind shall be required to be given to the Borrower by the Lender for the purpose of putting the Borrower in default, the Borrower being in default by the mere lapse of time allowed for the performance of an obligation or by the mere occurrence of any event constituting an Event of Default.

15.4                        Dealings with the Borrower

The Lender may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower as the Lender may see fit, without prejudice to the liability of the Borrower or to the Lender’s rights pursuant to the terms hereof.

ARTICLE 16

INDEMNITIES

16.1                        Market Disruption

If the Lender shall have determined that by reason of circumstances affecting the relevant markets for deposits in the relevant currencies generally:

16.1.1                                      by reason of circumstances affecting the market for BAs, adequate and reasonable means do not exist for ascertaining the Discount Rate for any Selected Period, including because no purchasers are available to the Lender to enable it to discount BAs having any Selected Period; or

16.1.2                                      by reason of circumstances affecting the relevant markets generally, deposits in the relevant currencies are not available to the Lender in such market in the ordinary course of business in sufficient amounts to enable it to accept BAs or discount BAs for any Selected Period;

the Lender shall promptly give notice of such determination to the Borrower, and until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist (i) if any Conversion Request requests the conversion of the Loan into, or the continuation of the Loan as, BAs, the obligations of the Lender to convert or continue such Loan shall be suspended and the portion of such Loan to be advanced by the Lender shall be converted into or continued as a Prime Rate Loan, on the last day of the applicable Selected Period, and (ii) if the Draw Request requests a Loan by way of BAs, the obligations of the Lender to make any such Loan shall be suspended and the portion of any such Loan to be advanced by the Lender shall be made as a Prime Rate Loan.

16.2                        Change in Law

If the Lender determines (which determination shall be evidenced by a certificate submitted to the Borrower by the Lender) that:

16.2.1                                      a Change in Law has made or shall make it unlawful or contrary to any Applicable Law for the Lender to make or maintain all or any part of the BA Liability hereunder, then the obligations of the Lender to make or maintain such part of such BA Liability shall be suspended and, subject to the provisions of any such Applicable Law and those of Section 16.3 with respect to losses and expenses, the Borrower may convert such BA Liability or any part thereof or alternatively may repay in full any such or other affected Loan or liability to the Lender without prepayment premium or penalty, together, in each case, with all interest accrued thereon, which conversion or repayment shall be made, with respect to each relevant Selected Amount, at the expiry of its Selected Period, or if in the reasonable judgment of the Lender immediate conversion or repayment is required by law, immediately upon demand of the Lender; or

16.2.2                                      a Change in Law has:

16.2.2.1                            imposed, modified, or deemed applicable any loan ceiling against the Lender or imposed, modified or deemed applicable any special Tax (other than a Tax on the net income, profit or capital of the Lender or any Excluded Tax), deposit insurance, reserve, deposit or similar requirement with respect to assets held by, deposits in or for the account of, the acquisition of funds by, or loans by the Lender; or

16.2.2.2                            changed the basis of taxation of payments to the Lender under this Agreement (other than a Tax on the net income, profit or capital of the Lender or any Excluded Tax); or

16.2.2.3                            imposed on the Lender any other condition (including the amount of capital required or expected to be maintained by the Lender as a result of this Agreement or the Facility) or monetary restraint with respect to this Agreement, the BA Liability or any part thereof of the Lender (other than a Tax on the net income, profit or capital of the Lender or any Excluded Tax); and

the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Facility or BA Liability or any part of any one thereof or to reduce any amount receivable by the Lender with respect to the BA Liability or any part of any one thereof of the Lender by an amount which the Lender deems in its sole discretion to be material, then, the Borrower, within 30 Business Days of receipt of the certificate referred to above (which certificate shall contain all required computations and reasonable explanations of the amounts required to be paid):

16.2.2.4                            shall pay to the Lender, such additional amount computed by the Lender as will, on an after-tax basis, compensate the Lender for such additional cost or reduction in amounts receivable which the Lender determines to be attributable to the Borrower or the Loan made to the Borrower; and

16.2.2.5                            subject to the provisions of Section 16.3 with respect to losses and expenses, shall have the right to repay in full the BA Liability together with accrued interest thereon (as applicable) but without prepayment premium or penalty.

The Lender shall not claim any such additional amount from the Borrower unless it claims similar compensation from other borrowers that are similarly affected.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

16.3                        Reimbursement of Losses and Expenses

Whenever the Lender shall sustain or incur any losses and expenses as a result of:

16.3.1                                      the failure of the Borrower to borrow (other than a Prime Rate Loan) pursuant to the Draw Request once delivered; or

16.3.2                                      the declaration by the Lender following the occurrence of an Event of Default, that the Loan (other than a Prime Rate Loan) is immediately due and payable; or

16.3.3                                      the failure of the Borrower to pay when due principal or interest (other than with respect to a Prime Rate Loan) under this Agreement (whether at maturity, by reason of acceleration or otherwise); or

16.3.4                                      the conversion or repayment of the whole or any part of the BA Liability (including pursuant to Section 16.1 or 16.2) on any day other than the Selected Maturity Date with respect thereto; or

16.3.5                                      the failure of the Borrower to convert pursuant to a Conversion Request once delivered;

(the events contemplated above shall be referred to individually as a “Loss Event” and the funds converted, not converted, repaid, not borrowed or not repaid, as the case may be, which are subject to any such Loss Event shall be collectively referred to as the “Affected Funds”);

the Borrower agrees to pay the Lender, upon demand, an amount certified by the Lender to be necessary to compensate it for all such losses and expenses.

16.4                        Mitigation; Replacement of Lenders

If the Lender requests compensation under Section 16.2, or if the Lender gives a notice pursuant to Section 16.1, then the Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 16.2 in the future, or eliminate the need for the notice pursuant to Section 16.1, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

If the Lender requests compensation under Section 16.2, the Borrower may, at its sole expense and effort, upon notice to the Lender, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 17.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations, provided that:

(a)                                 the Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 16.3) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(b)                                 in the case of any such assignment resulting from a claim for compensation under Section 16.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(c)                                  such assignment does not conflict with applicable Laws.

The Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

16.5                        Tax Documentation; Refunds

The Lender shall deliver to the Borrower, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower, such properly completed and executed forms or documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as may be necessary to reduce or eliminate any Taxes for which the Lender requests compensation under Section 16.2.

Unless required by applicable Laws, at no time shall the Lender have any obligation to file for or otherwise pursue any refund of Taxes for which the Lender has received compensation under Section 16.2.  If the Lender determines, in its sole discretion, that it has received a refund of any Taxes for which it has received compensation under Section 16.2, it shall pay to the Borrower an amount equal to such refund, net of all out-of-pocket expenses incurred by the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority.

This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

16.6                        General Indemnity

The Borrower hereby indemnifies and holds harmless the Indemnified Parties from any and all losses and expenses that may be incurred by or awarded against any Indemnified Party, arising out of or relating to any investigation, litigation or proceeding relating to this Agreement or any use made or proposed to be made with the proceeds of the Facility, whether or not such investigation, litigation or proceeding is brought by the Borrower or any other Person and whether or not such Indemnified Party is a party thereto, except to the extent such losses and expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s intentional or gross fault or wilful misconduct or any Indemnified Party’s breach of this Agreement.

ARTICLE 17

MISCELLANEOUS

17.1                        Notices

Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made to the party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement, when delivered to such party (by certified mail, postage prepaid, or by telecopier or hand delivery) at its address and attention set forth with its signature below or at such other address as any of the parties hereto may hereafter notify the others in writing. No other method of giving notice is hereby precluded. Notices and other communications to the Lender may be delivered by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Lender.

17.2                        Calculations and Determinations Shall Constitute Prima Facie Proof

In the absence of demonstrable error, any calculation or determination to be made by the Lender in accordance with this Agreement, when made, shall constitute prima facie evidence for all of the parties hereto.

17.3                        Maintenance of Loan Records by the Lender

17.3.1                                      The Lender will open and maintain on its books a loan record for the Borrower evidencing the aggregate Indebtedness of the Borrower to the Lender hereunder and each constituent part of the Loan. The Lender shall record therein the amount of each direct Advance and the issuance of each BA, and shall enter therein each payment of principal and interest on the said loans and all amounts paid by the Borrower on account of BAs and all other amounts paid by the Borrower and becoming due under this Agreement;

17.3.2                                      The said loan records shall constitute, in the absence of demonstrable error, prima facie evidence of the whole and each constituent part of the Loan, the date any Advance is made to the Borrower and the aggregate amounts from time to time paid by the Borrower on account of the Loan, in principal, interest, fees and other amounts due hereunder.

17.4                        Rights and Recourses Cumulative

The rights and remedies of the Lender under this Agreement shall be cumulative and not exclusive of any right or remedy which the Lender would otherwise have and no failure or delay by the Lender in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

17.5                        Assignments by the Borrower

The rights of the Borrower hereunder are declared to be purely personal and may therefore not be assigned or transferred, nor can the Borrower assign or transfer any of its obligations, any such assignment being null and void insofar as the Lender is concerned and rendering any balance then outstanding of the Loan immediately due and payable at the option of the Lender and relieving the Lender from the obligation of making any or any further Advances hereunder.

17.6                        Assignments by Lender

17.6.1                                      The Lender may at any time enter into Assignments, provided that no such Assignment to a separate legal entity shall be effective until the Borrower shall consent to same, which consent shall not be unreasonably withheld, provided, however, that (i) no such consent shall be required for an Assignment to an Affiliate of the Lender, (ii) where such Assignment is to occur at a time when an Event of Default has occurred and is continuing, no such consent shall be required and (iii) the assignee or transferee shall not be entitled to any amount under Section 16.1, 16.2 or 16.3 in excess of the compensation which would be payable to the assignor or transferor had such assignment or transfer not been made, based on the circumstances existing at the time of such Assignment.

17.6.2                                      Any Assignment contemplated in this Section 17.6 must be either for the entire amount of the Loan of the Lender or, where it is for a lesser amount, such amount must not be less than CDN$5,000,000. Notwithstanding the foregoing, where any such Assignment is being made while an Event of Default has occurred and is continuing, the restrictions contained in this subsection 17.6.2 shall not apply to such Assignment.

17.6.3                                      Without in any way limiting the generality of any of the foregoing, the Borrower shall, at the reasonable request of the Lender, execute and deliver to the Lender or to such party or parties as the Lender may designate any and all further instruments or documents and use its reasonable efforts to obtain any and all further authorizations or approvals, and make any and all further registrations, filings or notifications, as may be necessary or desirable to give full force and effect to an Assignment by the Lender.

17.6.4                                      For the purposes of this Section 17.6, the Lender, may provide, on a confidential and need-to-know basis, any prospective assignees, transferees or participants with this Agreement, as well as all information, reports, budgets, projections and documents, which are made available to the Lender by the Parent Guarantor or the Borrower in connection with this Agreement from time to time, provided that such prospective assignee, transferee or participant has signed a duly executed non-disclosure and confidentiality agreement obliging it to the same standards of care relating to the Borrower’s confidential information as the Lender.

17.6.5                                      All expenses incurred by the Lender and the Loan Parties in connection with any Assignment will be for the account of the Lender.

17.7                        Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

17.8                        Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

17.9                        Replacement of Previous Agreements

This Agreement replaces and supersedes all verbal or oral agreements, understandings and undertakings between the Lender and the Borrower relating to the Facility.

17.10                 Obligation to Pay Absolute

The obligations of the Borrower to make payments on the Loan as and when due in accordance with this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances without condition or deduction for any counterclaim, defense, recoupment or setoff.

17.11                 Governing Law

This Agreement and the interpretation and enforcement thereof shall be governed by and in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

17.12                 Submission to Jurisdiction

Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the Courts of the Province of Ontario with respect to any matter arising hereunder or in relation herewith. The parties hereto irrevocably waive any objections on the ground of venue or forum non conveniens or any similar grounds.

17.13                 Amendments

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.14                 Confidentiality

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, (g) with the consent of the Parent Guarantor or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lenders or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent Guarantor.  For purposes of this Section, “Information” means all information received from the Parent Guarantor or any Subsidiary thereof relating to the Parent Guarantor or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Parent Guarantor or any Subsidiary thereof, provided that, in the case of information received from the Parent Guarantor or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Lender acknowledges that (a) the Information may include material non-public information concerning the Parent Guarantor or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law,

[INTENTIONALLY LEFT BLANK]

CREDIT AGREEMENT — SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and in the place first herein above mentioned.

AAR CORP., AS PARENT GUARANTOR

Per:	/s/ Jason Secore
Name: Jason Secore
Title: Treasurer

Address:	1100 North Wood Dale Road Wood Dale, Illinois 60191

Attention:	Jason Secore

Telecopier:	630-227-2104

AAR CANADA HOLDINGS ULC., AS BORROWER

Per:	/s/ Robert J. Regan
Name: Robert J. Regan
Title: Vice President

Address:	1100 North Wood Dale Road Wood Dale, Illinois 60191

Attention:	Jason Secore

Telecopier:	630-227-2104

CREDIT AGREEMENT — SIGNATURE PAGE

CANADIAN IMPERIAL BANK OF COMMERCE, AS LENDER

Per:	/s/ Françoise Forel

and Per:	/s/ Étienne Lessard

Address:	1155 René-Lévesque West Blvd. Suite 300 Montréal, Québec H3B 4P9

Attention:	Francoise Forel, Senior Manager

Telecopier:	514-876-2374

SCHEDULE “A”

DEFINITIONS

“1-Month CDOR BA Rate” means, for any day, the CDOR BA Rate for BAs having a maturity of 30 days;

“Adjusted Total Debt to EBITDA Ratio” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Advance” means any amount of money or credit advanced or to be advanced (as the context requires) to the Borrower pursuant to this Agreement, whether by way of cash advance (or the covering of overdrafts) by the Lender or acceptance of BAs by the Lender;

“Affiliate” means any Person which, directly or indirectly, Controls, is Controlled by or is under direct or indirect common Control with, any other Person;

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its properties or assets and any Award binding on such Person or its properties or assets;

“Assignment” or “Assign” means the sale, assignment, transfer or other disposition of the Loan or any portion thereof and the equivalent portion of the Facility and other obligations of the Lender under this Agreement but expressly excludes any participation, and “Assigning”, “Assignor” and “Assignee” have the correlative meanings;

“Authorization” means any authorization, approval, consent, exemption, licence, permit, franchise or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s properties or assets;

“Award” means any judgment, decree, injunction, rule, award or order of any Governmental Authority;

“BA” means a non-interest bearing bill of exchange within the meaning of the Bills of Exchange Act (Canada) or a depository bill within the meaning of the Depository Bills and Notes Act (Canada), as applicable, drawn by the Borrower and addressed to the Lender, made payable to the Lender, bearer or a clearing house bearing such distinguishing letters and numbers and being in such form as the Lender may require;

“BA Liability” means, as at any time, the aggregate of the face amount of the BAs accepted by the Lender and still outstanding;

“Borrower” refers to AAR Canadian Holdings ULC, and includes any successor thereto;

“Borrowing Date” means any day on which an Advance is made whether it be a Drawdown, a conversion or a rollover and includes, for greater certainty, any Issuance Date;

“Business Day” means any day excluding Saturday, Sunday or any other day which in Montréal, Québec or Toronto, Ontario is a legal holiday or a day on which banks are authorized by law or by local proclamation to close;

“Canadian Dollars” or “CDN$” means the lawful currency of Canada;

“CDOR BA Rate” means, for any Business Day, the discount rate (expressed as an annual percentage rounded upwards to the nearest fifth decimal point) quoted on the Reuters Money Market page as of 10:00 A.M. (Montréal time) on such day for bankers’ acceptances denominated in Canadian Dollars accepted by the Lender, having a maturity similar to that of the BAs with respect to which such rate is being determined and, where different rates are shown for different amounts, for an amount which is closest to the aggregate face amount of BAs the Borrower has requested the Lender accept on such day. If for any such Business Day such rate does not appear on such CDOR Page, “CDOR BA Rate” shall mean for such day, the arithmetical mean of the discount rates (expressed as an annual percentage, rounded upwards to the nearest fifth decimal point), charged by money market jobbers for non-interest bearing bills of exchange accepted by the Lender, having a maturity similar to that of the BAs with respect to which such rate is being determined and having a face amount which is closest to the aggregate face amount of BAs the Borrower has requested the Lender accept on such day;

“Change in Control” means a Change in Control (as defined in the US Syndicated Credit Agreement);

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued;

“Closing Date” means the date of the disbursement of the Term Facility to be made on or about October 18, 2017;

“Compliance Certificate” means a certificate substantially in the form of the one attached hereto as Schedule “B”;

“Computation Period” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Control”, “Controls” and “Controlled” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Conversion Date” means any day on which a conversion or rollover is effected;

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“Conversion Request” means a notice, substantially in the form of the one attached hereto as Schedule “C”;

“Debtor Relief Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any default, breach, failure, event, state or condition which, unless remedied or waived, with the lapse of time or giving of notice, or both, would constitute an Event of Default;

“Discount Rate” means, with respect to any BA accepted by the Lender, the CDOR BA Rate for the applicable Selected Period;

“Discounted Proceeds” means, with respect to any BA, an amount equal to the result of the following mathematical formula, rounded to the nearest whole cent:

where,

“A” is the Discount Rate;

“B” is the number of days comprised in the Selected Period selected by the Borrower with respect to the relevant BAs the Lender is requested to issue; and

“C” is 365;

“Draw Request” means the notice substantially in the form of the one attached hereto as Schedule “D” pursuant to which the Borrower requests an Advance under the Facility;

“Drawdown” means a fresh Advance which is not derived from a conversion or rollover pursuant to Article 5;

“Event of Default” means any of the events described in Article 14;

“Excluded Taxes” means any Taxes (a) that are imposed or collected by a jurisdiction by reason of the Lender being incorporated or resident in that jurisdiction, carrying on business in, or having a permanent establishment or a connection in that jurisdiction or participating in a transaction separate from this Agreement in that jurisdiction, in each case determined by application of the laws of that jurisdiction, other than by reason of making Advances under this Agreement or performing its obligations under any Loan Document, receiving payments under any Loan Document, or enforcing rights under this Agreement or any other Loan Document, (b) that are attributable to the Lender’s failure to comply with Section 16.5 of this Agreement,

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(c) any Taxes imposed on a payment by or on account of any obligation of a Loan Party hereunder: (i) to a person with which the Loan Party does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of making such payment or (ii) in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of such payment, and (d) any Taxes imposed on the Lender by reason of the Lender: (i) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Loan Party, or (ii) not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Loan Party.

“Facility” shall have the meaning ascribed to it in Section 2.1.

“Financial Statements” means, with respect to any Person, for any period, all prepared in accordance with GAAP, the balance sheet of such Person as at the end of such period and the related statements of income, of retained earnings, and of cash flow for such period;

“GAAP” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Governmental Authority” means Canada, the Provinces thereof, any other sovereign country and any other regional, municipal, state, provincial, local or other subdivision of any jurisdiction, and any other governmental entity of any such jurisdiction and includes any agency, department, commission, office, régie, ministry, tribunal, central bank or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Guarantee” means that certain guarantee agreement entered into among the Parent Guarantor and the other Loan Parties named therein from time to time, and the Lender, in form and substance satisfactory to the Lender, as same may be amended, supplemented or restated from time to time;

“Guarantors” means, collectively, the Parent Guarantor and each of the Subsidiaries which  is or shall become from time to time a guarantor pursuant to Article 8 hereof;

“Indebtedness” shall have the meaning ascribed to the defined term “Debt” in the US Syndicated Credit Agreement;

“Indemnified Parties” refers collectively to the Lender, its Affiliates as well as their respective directors, officers, employees, advisors and agents and “Indemnified Party” refers to any one thereof;

“Insolvency Event” means with respect to any Person, the occurrence of any of the following events:

1.                                      such Person institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment

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continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

2.                                      such Person becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy.

3.                                      (a) the commencement of an involuntary proceeding against such Person (i) seeking bankruptcy, liquidation, reorganization, dissolution, winding up, a composition or arrangement with creditors, a readjustment of debts, or other relief with respect to it or its debts under any bankruptcy laws or other customary insolvency actions or (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, the issuance of a writ of attachment, execution, or similar process, or like relief, and such involuntary proceeding shall remain undismissed and unstayed for a period of 30 days, (b) an order for relief is entered against such Person under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other present or future federal bankruptcy or insolvency Laws of Canada, (c) filing by such Person of an answer admitting the material allegations of a petition filed against it in any involuntary proceeding commenced against it, or (d) consent by such Person to any relief referred to in this paragraph 3 or to the appointment of or taking possession by any such official in any involuntary proceeding commenced against it; or

“Interest Coverage Ratio” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Interest Payment Date” means with respect to the Prime Rate Loan, the first (1st) Business Day of each and every calendar month of each year with respect to amounts of interest accrued to and including the last day of the previous month;

“Issuance Date” means with respect to any BA, the date on which the Lender accepted same;

“Law” means any international treaty or any federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation or order (including any consent, decree or administrative order) or any directive, guideline or policy of any Governmental Authority;

“Lender” means Canadian Imperial Bank of Commerce, and shall include its successors and permitted assigns;

“Lender’s Prime Rate” means, for any day, the rate of interest, expressed as an annual rate, quoted or announced on such day by the Lender in the City of Montréal, as being its reference rate then in effect for determining interest rates on commercial loans made in Canada, in Canadian Dollars;

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“Lending Office” means such office or offices as the Lender may from time to time notify the Borrower;

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner (which for the purposes hereof shall include a possessor under a title retention agreement and a lessee under a capital lease) including by way of mortgage, pledge, charge, lien, assignment by way of security, hypothecation, security interest, conditional sale agreement, deposit arrangement, deemed trust, title retention, capital lease, factoring or securitization arrangement;

“Loan” means, as the context requires, all Advances outstanding, as at any time under the Term Facility, including the BA Liability, together with any other amount in principal, interest, fees and accessories and interest on arrears of interest, fees and accessories, in each case, due and payable to the Lender by the Borrower under the Term Facility;

“Loan Documents” means, collectively, this Agreement, the Guarantee Agreement and each other document, instrument or agreement (which is designated as a Loan Document therein) entered into by or between any Loan Party and the Lender in connection with the transactions contemplated herein or therein or which is supplemental hereto or thereto;

“Loan Parties” means, collectively, the Borrower and the Guarantors;

“Material” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Material Adverse Effect” means a material adverse effect upon (i) the business, financial condition, operations or properties of the Loan Parties taken as a whole, (ii) the ability of the Borrower to perform any of the obligations under any Loan Document to which it is a party, or (iii) the ability of the Parent Guarantor to perform its obligations under the Loan Documents to which it is a party or (iv) the legality, validity, binding effect or enforceability against the Borrower or the Parent Guarantor of any Loan Document to which it is a party;

“Obligations” refers collectively to the performance by Loan Parties of all of their obligations under the Loan Documents including the obligation of the Borrower to repay the Loan on the terms and conditions provided for hereunder;

“Organization Documents” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Parent Guarantor” refers to AAR Corp., and includes any successor thereto;

“Person” means any individual, corporation, company, limited liability company, estate, limited or general partnership, trust, joint venture, other legal entity, unincorporated association or Governmental Authority;

“Premier Aviation Acquisition” means the purchase by the Borrower of all of the issued and outstanding equity shares of (i) Premier Aviation Overhaul Centre Inc. which owns an MRO facility in Trois-Rivières, Quebec, and (ii) a newly established affiliate of Premier Aviation Windsor Inc., which owns an MRO facility in Windsor, Ontario;

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“Prime Rate” means, for any day, a rate per annum equal to the greater of (i) the Lender’s Prime Rate for such day; and (ii) the 1-Month CDOR BA Rate in effect on such day plus 1.0%;

“Prime Rate Basis” means the calculation of interest on the Prime Rate Loan as provided in Sections 3.2 and 3.3;

“Prime Rate Loan” means, as at any time, that portion of the Facility with respect to which the Borrower has elected or, under the terms of this Agreement, is required to pay interest on a Prime Rate Basis;

“Relevant Margin” has the meaning ascribed to it in Schedule “E”;

“Repayment Notice” means a notice substantially in the form of the one attached hereto as Schedule “F”;

“Responsible Officer” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Revolver Security Event” means that any Loan Party shall have pledged collateral (other than any provision of cash collateral required pursuant to the US Syndicated Credit Agreement) to secure the Parent Guarantor’s obligations under the US Syndicated Credit Agreement;

“Selected Amount” means, in connection with BAs, the aggregate face amount of BAs having the same Issuance Date and Selected Maturity Date;

“Selected Maturity Date” means, with respect to BAs, the maturity date selected by the Borrower under the Draw Request or Conversion Request, as the case may be;

“Selected Period” means, with respect to any Selected Amount, the period commencing as of and from the Issuance Date applicable to such Selected Amount up to and including the day preceding the Selected Maturity Date applicable to such Selected Amount;

“Stamping Fee” refers to the fee payable pursuant to the provisions of Section 4.2;

“Subsidiary” shall have the meaning ascribed to it in the US Syndicated Credit Agreement;

“Taxes” means all taxes of any kind or nature whatsoever including federal large corporation taxes, provincial capital taxes, realty taxes (including utility charges which are collectible like realty taxes), business taxes, property transfer taxes, income taxes, sales taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the Closing Date or at any time in the future, by any Governmental Authority having power to tax, together with penalties, fines, additions to tax and interest thereon, and “Tax” shall have a correlative meaning;

“Term Facility” has the meaning set forth in Section 2.1;

“Term Period” means the period commencing on the Closing Date and terminating on the earlier of:

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1.                                      November 1, 2021; and

2.                                      the date that the Term Facility is terminated and cancelled in its entirety as herein contemplated;

“Type” means, with respect to any Advance, its nature as a Prime Rate Loan or an issue of BAs;

“US Syndicated Credit Agreement” means that certain Credit Agreement dated as of April 12, 2011 among, inter alia, the Parent Guarantor, as Borrower, and Bank of America, N.A., as Administrative Agent, as amended through November 1, 2016, and as same may be further amended, supplemented or restated from time to time.

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SCHEDULE “B”

COMPLIANCE CERTIFICATE

Financial Statement Date:

To:                             CANADIAN IMPERIAL BANK OF COMMERCE
AS LENDER
1155 René-Lévesque West Blvd.
Suite 300
Montréal, Québec  H3B 4P9

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 18, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among AAR Corp., as the Parent Guarantor, AAR Canada Holdings ULC (the “Borrower”), and Canadian Imperial Bank of Commerce, as Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [                                     ] of the Parent Guarantor, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Parent Guarantor, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

a.                                      The Parent Guarantor has delivered the year-end audited financial statements required by Section 12.2 of the Agreement for the fiscal year of the Parent Guarantor ended as of the above date, together with the opinion of an independent accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

b.                                      The Parent Guarantor and the Borrower have delivered the unaudited financial statements required by Section 12.1 of the Agreement for the fiscal quarter of the Parent Guarantor and the Borrower, ended, in each case, as of the above date.  Such financial statements fairly present (i) in the case of the Parent Guarantor’s financial statements, the financial condition, results of operations and cash flows of the Parent Guarantor and its Subsidiaries, and (ii) in the case of the Borrower’s financial statements, the financial condition, results and operations and cash flows of the Borrower, in all cases, in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

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c.                                       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent Guarantor during the accounting period covered by such financial statements.

d.                                      A review of the activities of the Parent Guarantor and Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent Guarantor and Borrower have performed and observed all of their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Borrower and the Parent Guarantor performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

e.                                       The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                       ,               .

AAR CORP.

By:
Name:
Title:

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For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate

I.                                        Section 7.13(a) — Minimum Interest Coverage Ratio.

A.                                    Minimum Interest Coverage Ratio:

1.	EBITDA	$

2.	Interest Expense	$

3.	Ratio of (1) to (2)	$

4.	Minimum allowed	$

II.                                   Section 7.13(c) — Maximum Adjusted Total Debt to EBITDA Ratio.

A.                                    Adjusted Total Debt to EBITDA Ratio:

1.	Total Debt	$

2.	Unrestricted Cash	$

3.	Remainder of (1) minus (2)	$

4.	EBITDA	$

5.	Ratio of (3) to (4)	to 1.00

6.	Maximum allowed	3.50 to 1.00

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SCHEDULE “C”

CONVERSION REQUEST

Date:

CANADIAN IMPERIAL BANK OF COMMERCE
AS LENDER
1155 René-Lévesque West Blvd.
Suite 300
Montréal, Québec  H3B 4P9

Ladies and Gentlemen:

We refer you to the credit agreement dated as of October 18, 2017 entered into among AAR Corp., as the Parent Guarantor, AAR Canada Holdings ULC, as Borrower, and Canadian Imperial Bank of Commerce, as Lender (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”).

Unless otherwise defined herein or unless there is something in the subject or the context inconsistent therewith, all capitalized terms and expressions used herein shall have the same meaning as that ascribed to them from time to time in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, we hereby request a conversion or rollover of a portion of the Term Facility, as indicated in Table 1 attached hereto, such conversion or rollover to occur on Note 1.

Yours truly,

AAR CANADA HOLDINGS ULC

PER:

Notes:

1.                                      Specify the date of the conversion or rollover.

TABLE 1

FROM:		TO:
Form of Advance	Selected Maturity Date	Form of Advance	Borrowing Date or Issuance Date	Selected Maturity Date	Selected Period	Amount or Selected Amount	Interest (if applicable)
Prime Rate Loan	N/A	Prime Rate Loan	201	N/A	N/A	CDN$	Prime Rate Basis
BA	Note 2	BA	201	Note 2	1 month 2 months 3 months 6 months	CDN$ CDN$ CDN$ CDN$ CDN$	N/A

f.                                        Specify the Selected Maturity Date, which must fall within the Term Period.

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SCHEDULE “D”

DRAW REQUEST

Date:

CANADIAN IMPERIAL BANK OF COMMERCE
AS LENDER
1155 René-Lévesque West Blvd.
Suite 300
Montréal, Québec  H3B 4P9

Ladies and Gentlemen:

We refer you to the credit agreement dated as of October 18, 2017 entered into among AAR Corp., as the Parent Guarantor, AAR Canada Holdings ULC, as Borrower, and Canadian Imperial Bank of Commerce, as Lender (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”).

Unless otherwise defined herein or unless there is something in the subject or the context inconsistent therewith, all capitalized terms and expressions used herein shall have the same meaning as that ascribed to them from time to time in the Credit Agreement.

We hereby request a Drawdown under the Term Facility, as indicated in Table 1 attached hereto.

Note 1

Yours truly,

AAR CANADA HOLDINGS ULC

PER:

Notes:

1.                                      WHERE PURSUANT TO THIS DRAW REQUEST THE BORROWER WISHES TO GIVE A DIRECTION OF PAYMENT, THE BORROWER SHOULD INCLUDE THE REQUIRED PAYMENT INFORMATION.

TABLE 1

Form of Advance	Borrowing Date or Issuance Date	Selected Maturity Date	Selected Period	Amount or Selected Amount	Interest (if applicable)
Prime Rate Loan	201	N/A	N/A	Cdn$	Prime Rate Basis
BA	201	Note 2	1 month 2 months 3 months 6 months	Cdn$ Cdn$ Cdn$ Cdn$ Cdn$	N/A

ARTICLE 18SPECIFY THE SELECTED MATURITY DATE, WHICH MUST FALL WITHIN THE TERM PERIOD.

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SCHEDULE “E”

RELEVANT MARGIN

“Relevant Margin” means the following percentages per annum, based upon the Adjusted Total Debt to EBITDA Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 12.2:

RELEVANT MARGIN

Pricing Level	Adjusted Total Debt to EBITDA Ratio	BAs/Stamping Fee	Prime Rate loan
1	1 < 1.75:1	1.25%	0.25%
2	> 1.75:1 but < 2.75:1	1.50%	0.50%
3	> 2.75:1 but < 3.25:1	1.75%	0.75%
4	> 3.25:1	2.25%	1.25%

Any increase or decrease in the Relevant Margin resulting from a change in the Adjusted Total Debt to EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 12.2; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Lender, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Relevant Margin in effect from the Closing Date through the date on which the Compliance Certificate for the period ended November 30, 2017 is delivered to the Lender shall be determined based upon Pricing Level 1.

SCHEDULE “F”

REPAYMENT NOTICE

Date:

CANADIAN IMPERIAL BANK OF COMMERCE
AS LENDER
1155 René-Lévesque West Blvd.
Suite 300
Montréal, Québec  H3B 4P9

Ladies and Gentlemen:

We refer you to the credit agreement dated as of October 18, 2017 entered into among AAR Corp., as the Parent Guarantor, AAR Canada Holdings ULC, as Borrower, and Canadian Imperial Bank of Commerce, as Lender (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”).

Unless otherwise defined herein or unless there is something in the subject or the context inconsistent therewith, all capitalized terms and expressions used herein shall have the same meaning as that ascribed to them from time to time in the Credit Agreement.

Pursuant to the provisions of Section 2.5 of the Credit Agreement, we hereby notify you that on Note 1, we shall repay an amount of                                              of the Term Facility to be applied as follows:

Loan under Term Facility against which payment is to be applied	AMOUNT	SELECTED MATURITY DATE
PRIME RATE LOAN	CDN$	N/A
BA	CDN$	NOTE 2

Yours truly,

AAR CANADA HOLDINGS ULC

PER:

Notes:

2.                                      SPECIFY THE DATE OF REPAYMENT.

ARTICLE 19INDICATE THE RELEVANT SELECTED MATURITY DATE.

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